EXHIBIT 10.1

HUDSON GLOBAL EXECUTIVE EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”), by and between Hudson Global, Inc. (the “Company”) and Stephen A. Nolan (the “Executive”), is dated as of May 18, 2015.

WHEREAS, the Company wishes to employ the Executive and the Executive wishes to be employed by the Company in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the conditions and mutual covenants contained in this Agreement, the parties agree as follows:

1.           Defined Terms.

(a)          Affiliate. The term “Affiliate” means each entity that is required to be included in the Company's controlled group of corporations within the meaning of Code Section 414(b), or that is under common control with the Company within the meaning of Code Section 414(c); provided that the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder.

(b)          Board. The term “Board” means the Company's Board of Directors.

(c)          Code. The term “Code” means the Internal Revenue Code of 1986, including any amendments thereto or successor tax codes thereof and the rules and regulations promulgated thereunder.

(d)          Separation from Service. The term ‘Separation from Service” means an Executive's termination of employment from the Company and its Affiliates within the meaning of Code Section 409A, or if the Executive continues to provide services following Executive's termination of employment, such later date as is considered a separation from service, within the meaning of Code Section 409A, from the Company and its Affiliates. Specifically, if Executive continues to provide services to the Company or an Affiliate in a capacity other than as an employee, such shift in status is not automatically a Separation from Service. The Executive will be presumed to have terminated employment from the Company and its Affiliates when the level of bona fide services provided by the Executive (whether as an employee or independent contractor) to the Company and its Affiliates permanently decreases to a level of twenty percent (20%) or less of the level of services rendered by such individual, on average, during the immediately preceding 36 months (or such lesser period of service). Notwithstanding the foregoing, if the Executive takes a leave of absence for purposes of military leave, sick leave or other bona fide leave of absence, the Executive will not be deemed to have incurred a Separation from Service for the first six (6) months of the leave of absence, or if longer, for so long as the Executive's right to reemployment is provided either by statute or by contract; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six (6) months, where such impairment causes the Executive to be unable to perform the duties of Executive's position of employment or any substantially similar position of employment, the leave may be extended for up to twenty-nine (29) months without causing a termination of employment.

2.           Employment.

(a)          The Company will employ the Executive and the Executive accepts employment with the Company as Chief Executive Officer commencing on the Effective Date. Executive will continue to be Chief Financial Officer unless and until a replacement is identified and shall not be entitled to any additional compensation for serving as Chief Financial Officer. The Executive will perform duties normally associated with such positions and/or other duties commensurate with the Executive's position as may be assigned from time to time during the Term as defined in Section 3 below. The Executive shall perform such duties in a manner consistent with applicable laws and regulations, and any code of ethics, compliance manual, employee handbook or other policies and procedures adopted by the Company from time to time and subject to any written directives issued by the Company from time to time (the “Employment Guidelines”). If there is a conflict between this Agreement and the Employment Guidelines, this Agreement will control. The Executive will report to the Company's principal offices in New York, New York, USA, unless the Executive and the Company agree in writing to another location.

(b)          The Executive must acknowledge receipt of the Company's Code of Business Conduct and Ethics (the “Code of Conduct”) and confirm that the Executive will comply with the Code of Conduct. Failure to confirm compliance annually with the Company's Code of Conduct within a reasonable timeframe following the Executive's receipt of a written request by the Company, will justify termination for cause unless, at the sole discretion of the Board, non-compliance is deemed non-material.

3.           Term of Employment. The Executive's employment under this Agreement will commence on May 13, 2015 (the “Effective Date”) and will continue for a period of one (1) year thereafter, subject to earlier termination as provided in Section 8 (the “Term”). This Agreement and the Term will be automatically renewed and extended for periods of one (1) year unless the Company or the Executive provides written notice no less than thirty (30) days prior to the expiration of the then-current Term of its or the Executive's desire not to renew this Agreement.

4.           Scope of Responsibilities and Duties. The Executive agrees to devote the Executive's full business time, attention, efforts and energies in performance of the Executive's duties and responsibilities hereunder. While employed by the Company, the Executive may not engage in any employment other than for the Company, in any conflicting or competing business activities, or have any financial interest, directly or indirectly, in any business competing with the Company or otherwise engaged in the business of the Company or its affiliates. The foregoing does not prevent the Executive from (1) serving on the board of directors of another organization with the written consent of the Board of Directors of the Company; (2) managing Executive’s personal investments, provided that such investments and activities do not materially interfere with the Executive’s performance of Executive’s duties and responsibilities hereunder; or (3) holding any publicly-traded debt or equity securities that are less than two (2%) percent of any class of the issuer’s debt or equity securities and that the Executive acquires through market purchases.

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5.           Compensation and Benefits. The Company will provide the Executive with the following compensation and benefits during the Term:

(a)          The Company will pay the Executive a salary of $600,000 on an annualized basis, payable in accordance with the payroll practices of the Company in effect from time to time, and less such taxes and other deductions required by applicable law or authorized by the Executive (as adjusted from time to time, the “Base Salary”). The Executive's Base Salary may be increased at any time by the Compensation Committee of the Board, but shall not be decreased during the term of this Agreement.

(b)          The Executive will be entitled to accrue paid vacation at the rate of the greater of (i) four (4) weeks per year, or (ii) the vacation allowance as provided under the Company's vacation plan that applies to similarly situated employees working at the office location at which the Executive is based, provided any change in the vacation allowance is approved by the Board of Directors upon recommendation of the Compensation Committee. In addition, the Company will provide the Executive with other benefits of employment offered, from time to time to similarly situated employees at the office location at which the Executive is based, provided such benefits are approved by the Board of Directors upon recommendation of the Compensation Committee.

(c)          Beginning for the year 2015, the Executive will be eligible for an annual cash bonus, earned as of the end of each fiscal year, as provided under the Company's Incentive Plan as in effect from time to time (the “Bonus”). For the year 2015, the Bonus opportunity will be prorated such that the Executive’s Bonus opportunity will be $450,000. The performance goals established for the 2015 Bonus shall be calculated based on the businesses included in the forecast delivered to the Board of Directors of the Company as of January 1, 2015 and adjusted to exclude the effects of (i) dispositions of businesses or portions thereof during 2015, (ii) restructuring charges, (iii) severance costs net of expense savings related to such severance costs, (iv) charges for vesting of equity awards upon a change in control and (v) any charges that are mutually agreed in good faith by the Board of Directors and the Executive to be of a non-recurring nature. For 2016, the target Bonus will be 90% of Base Salary as of January 1, 2016; however, the Company's Incentive Plan is evaluated and approved each year by the Compensation Committee and is subject to change. The Bonus for any year will be paid no later than the 15th day of the third month of the following fiscal year.

(d)          On the date of execution of this Agreement, the Executive shall be awarded 500,000 shares of restricted stock pursuant to a separate award agreement in the Company’s customary form for restricted stock, provided that (i) the definition of “change in control” in such award agreement shall exclude the change of control that will occur as of the Company’s 2015 annual meeting of stockholders and such shares of restricted stock shall vest upon any other “change in control” only as set forth below and (ii) such shares of restricted stock shall vest as follows, with any shares that do not so vest forfeited:

(A)         150,000 shares of restricted stock shall vest 18 months after the Effective Date if the Executive remains employed with the Company through such date, subject to immediate vesting in connection with (x) a termination of the Executive’s employment covered by Section 8(c) or (y) a change in control of the Company; and

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(B)         the applicable additional number of shares of restricted stock (as set forth in the chart below) shall vest 18 months after the Effective Date if the Executive remains employed with the Company through such date to the extent the volume weighted average closing price of the Company’s common stock during any 30 consecutive trading days between Effective Date and November 13, 2016 (the “Average Share Price”) meets or exceeds the applicable Share Price Target (as set forth in the chart below), subject to immediate vesting of the number of shares of restricted stock earned pursuant to the forgoing based on the Average Share Price meeting or exceeding the applicable Share Price Targets in connection with (x) a termination of the Executive’s employment covered by Section 8(c) or (y) a change in control of the Company.1

Share Price Target	Additional Number of Shares of Restricted Stock Vested(1)
$3.50	87,500
$4.25	87,500
$5.00	87,500
$6.00	87,500

(1) To the extent the Average Share Price is between two Share Price Targets, the number of shares of restricted stock vested pursuant to this clause (B) will be equal to the sum of (x) the number of shares of restricted stock for each of the Share Price Targets that have been met plus (y) the number of shares of restricted stock equal to (i) the percentage equal to (A) the Average Share Price minus the lower Share Price Target divided by (B) the higher Share Price Target minus the lower Share Price Target multiplied by (ii) the number of shares of restricted stock that would vest if the higher Share Price Target had been met. By way of example, if the Average Share Price was $5.55, the number of shares of restricted stock would equal 310,625. [87,500 + 87,500 + 87,500 + (($5.55 - $5.00 = $.55) / ($6.00 - $5.00 = $1.00) = 55% x 87,500 = 48,125)]

(e)          During 2015 and 2016, the Executive shall have no entitlement to receive any grant of equity except as granted prior to the date hereof or pursuant to Section 5(d). Thereafter, the Executive will be eligible to receive an annual grant of equity of the Company under the terms of the Company's Incentive Plan as in effect from time to time, and as otherwise determined by the Compensation Committee of the Company from time to time (“Equity Grants”). Subject to the limitations set forth in the prior sentence, Equity Grants for the Executive will be valued at 90% of the Executive's Base Salary at the time of such Equity Grants. Equity Grants may be determined by reference to Key Performance Indicators and subject to vesting schedules as set forth in the applicable Equity Grant award agreements. All Equity Grants will be subject to both Compensation Committee approval and the Executive executing the Company’s applicable equity award agreement. The effective date of any grant of equity will be subject to the applicable Company policy and determined in accordance with applicable law.

1 By way of example, if the Average Share Price had been $5.00 and a termination of the Executive’s employment covered by Section 8(c) or a change in control of the Company occurred, then 262,500 shares of restricted stock would vest pursuant to this clause (B) (with an additional 150,000 shares of restricted stock vesting pursuant to clause (A)).

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6.          Additional Agreements. The Executive's employment hereunder is further contingent upon the Executive's simultaneous execution of the Confidentiality, Non-Solicitation and Work Product Assignment Agreement and Mutual Agreement to Arbitrate Claims, which is attached as Attachment A and forms a part of this Agreement. To the extent there is any conflict between the terms of the Agreement and any of the terms of Attachment A or any other attachment, the terms of the Agreement will control.

7.          Representations and Warranties. The Executive represents and warrants as follows:

(a)          All information, oral and written (including, but not limited to information contained on the Executive's resume), provided by the Executive during the recruiting and employment process is accurate and true to the best of the Executive's knowledge, and such information does not include any misleading or untrue statement.

(b)          To the best of Executive's knowledge, the Executive has never been the subject of any inquiry or investigation or subject to any disciplinary action by any governmental agency, industry or self-regulatory body or any other employer.

(c)          The execution, delivery and performance of this Agreement by the Executive and the Executive's employment hereunder are not in violation of the terms, including any non-competition, non-disclosure, non-solicitation or confidentiality provisions, of any written or oral agreement, arrangement or understanding to which the Executive is a party or by which the Executive is bound.

(d)          The execution, delivery and performance of this Agreement by the Executive and the Executive's employment hereunder are not in violation of any United States federal or state statute, rule, regulation, or other law, or any judgment, decree or order applicable or binding upon the Executive.

8.          Termination. This Agreement and the Executive's employment may be terminated prior to the expiration of the Term as follows:

(a)          Death. If the Executive dies during the Term, this Agreement shall automatically terminate and the Company shall have no further obligation to the Executive or the Executive's estate, except to pay the Executive's estate (or beneficiary, if applicable) that portion of the Base Salary and other compensation and benefits (including, but not limited to, Bonuses, amounts properly submitted for reimbursement and accrued but unused vacation) earned, but unpaid, through the date on which the Executive's death occurs. The Company shall pay these amounts by the earlier of thirty (30) days after the date of death, and the dates that they would otherwise have been paid under this Agreement.

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(b)          Disability. If the Executive is unable to perform the Executive's essential job duties and responsibilities due to mental or physical disability for a total of twelve (12) weeks, whether consecutive or not, during any rolling twelve (12) month period, the Company may terminate the Executive's employment and this Agreement upon five (5) days' written notice to the Executive. For purposes of this Agreement, the Executive will be considered disabled when the Company, with the advice of a qualified physician, reasonably acceptable to the Executive and the Company, determines that the Executive is physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illness) of performing the Executive's essential job duties. The Executive shall cooperate with the Company in obtaining the advice of a qualified physician regarding the Executive's condition. In the event of termination pursuant to this Section 8(b), the Company will be relieved of all obligations under this Agreement, provided that the Company will pay to the Executive that portion of the Base Salary and other compensation and benefits (including, but not limited to, Bonuses in the amount earned pursuant to the Company’s Incentive Plan, amounts properly submitted for reimbursement and accrued but unused vacation) which has been earned, but unpaid, through the date on which such termination occurs. The Company shall pay these amounts by the earlier of thirty (30) days after the date of Separation from Service, and the dates that they otherwise would have been paid under this Agreement.

(c)          Discharge without Cause or Termination on Expiration or by the Executive for Good Reason. The Company may terminate the Executive and this Agreement at any time during the Term for any reason, without Cause (as defined in Section 8(e) below) upon thirty (30) days' written notice to the Executive. If the Company gives notice of non-renewal of employment within the 30-day period as provided in Section 3, it will be treated as a termination without cause. In addition, the Executive may terminate Executive's employment and this Agreement at any time for Good Reason (as defined below for purposes of this Section 8(c)). Upon termination without Cause or for Good Reason, the Company will have no further liability to the Executive other than to provide the Executive with: (i) that portion of the Base Salary and other compensation and benefits (including, but not limited to, Bonuses in the amount earned pursuant to the Company’s Incentive Plan, amounts properly submitted for reimbursement and accrued but unused vacation) earned, but unpaid, through the date of the termination; (ii) severance pay in an amount equal to the Executive's then-current Base Salary, less applicable deductions, for a period of (x) twelve (12) months for such a termination other than pursuant to clause (iv) of the definition of Good Reason and (y) six (6) months for such a termination pursuant to clause (iv) of the definition of Good Reason (the “Severance Period”) following the Executive's Separation from Service (the “Severance Payments”); and (iii) the Company's portion of the premium for continued coverage under the Company's group health and dental insurance plan during the Severance Period following the Executive's termination (or a monthly cash payment equal the Company's portion of such premium payment if such premium payment is prohibited by such plans or by law, but no such cash payment shall be made if the Executive elects to receive coverage under another employer sponsored group health plan for which the Executive or his eligible dependents are not subject to a pre-existing condition exclusion) (the “Health Insurance Plan Payments”) provided the Executive applies and remains eligible for such continuation coverage under applicable law, and provided further that the Executive authorizes the Company to deduct only the Executive's portion of such premiums from the severance payments. To the extent that any benefit plan does not permit continuation of Executive or his eligible dependents' participation throughout the period that the Company remains obligated to pay the Health Insurance Plan Payments, or that such continuation would violate applicable law or subject the Company to penalties under applicable law, the Company shall provide Executive, on the first business day of each calendar quarter, in advance, with an amount equal to the Company's cost of providing such benefits. It is understood that the period for which the Company makes the Health Insurance Plan Payments is attributable to the period of continuation coverage for which the Executive may be eligible under applicable law.

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The Company shall pay the amounts under clause (i) of the prior paragraph by the earlier of thirty (30) days after the date of Separation from Service, and the dates that they otherwise would have been paid under this Agreement.

The Company shall provide the Executive with reasonable outplacement services, paid directly to the service provider after the Company has been invoiced by the service provider, for six (6) months after the date of Separation from Service in an amount not to exceed $20,000 (the “Outplacement Services”).

The Executive's receipt of the Severance Payments, Health Insurance Plan Payments, and Outplacement Services set forth in this Section 8(c) are conditioned upon the Executive executing a release and waiver agreement and covenant not to sue substantially in the form attached hereto as Exhibit B to this Agreement (the “Release”). Any Health Insurance Plan Payments and Outplacement Services that would have been paid or reimbursed before the date that the Release becomes effective will be aggregated and paid or reimbursed with the payment scheduled to be made on the first regular pay day after the forty-fifth (45th) day after the date of Separation from Service.

Commencing on the first regular pay day after the forty-fifth (45th) day after the date of Separation from Service and on each regular pay day thereafter through the end of the Severance Period, the Company shall pay the Severance Payments in equal installments. Notwithstanding the prior sentence, if the Severance Payments payable during the first six (6) months after the Executive's Separation from Service exceed two times the lesser of (i) the Executive's annualized compensation paid by the Company for the calendar year preceding the calendar year in which the Separation from Service occurs (as adjusted for any increase during that year that was expected to continue indefinitely if the Separation from Service had not occurred), and (ii) the compensation limit in effect pursuant to Code Section 401(a)(17) for the calendar year in which the Executive's Separation from Service occurs, then the Company shall delay the payment of such excess. The Company shall pay such excess in a lump sum on the first business day of the seventh (7th) month following the month in which the Separation from Service occurs. In addition, the Company shall pay interest on such excess commencing from the date of Separation from Service. The Company shall pay the interest on the first business day of the seventh (7th) month following the month in which the Separation from Service occurs. The interest rate will be the annual rate of interest announced by the Federal Reserve Board (or any successor thereto) from time to time as the “federal funds rate,” such rate to be determined on the date of Separation from Service and compounded quarterly.

For purposes of this Section 8(c) only, Good Reason shall be defined as: (i) any changes in the Executive's authority, duties and responsibilities which would result in the Executive no longer being the Chief Executive Officer of Hudson Global, Inc., (ii) any material reduction of the Executive's salary, aggregate incentive compensation opportunities or aggregate benefits, (iii) a material breach by the Company of this Agreement or (iv) if the Executive, in his sole discretion, gives written notice to the Company that the business of the Company in terms of size, scope of operations and prospects does not present a professional opportunity to the Executive at a level similar to or better than the business of the Company on the Effective Date. No event or condition described in this Section 8(c) shall constitute Good Reason unless (x) in the cases of clauses (i), (ii) and (iii) of the foregoing sentence, the Executive gives the Company written notice of Executive's intention to terminate Executive's employment for Good Reason and the grounds for such termination within ninety (90) days of the occurrence of such event or the initial existence of such condition and such grounds for termination are not cured by the Company within thirty (30) calendar days of its receipt of such notice or (y) in the case of clause (iv) of the forgoing sentence, the Executive provides the Board of Directors of the Company with an opportunity to discuss with the Executive such ground for termination within thirty (30) calendar days of the Company’s receipt of such notice. If the Company fails to cure the event or condition giving rise to Good Reason within such 30-day period, then the Executive's termination of employment shall occur at the close of business on the last day of such 30-day period.

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(d)          Termination for Cause. The Company may terminate the Executive's employment and this Agreement at any time during the Term for Cause as defined below. In such case, this Agreement and the Executive's employment shall terminate immediately and the Company shall have no further obligation to the Executive, except that the Company shall pay to the Executive that portion of the Base Salary and other compensation and benefits (including, but not limited to, Bonuses in the amount earned pursuant to the Company’s Incentive Plan, unpaid amounts properly submitted for reimbursement and accrued but unused vacation) earned, but unpaid, through the date on which such termination occurs.

(e)          Definition of Cause. For purposes of this Agreement, Cause shall be defined as:

(i)          the willful failure of the Executive to perform the Executive's duties and obligations in any material respect (other than any failure resulting from Executive's disability), which failure is not cured within thirty (30) days after receipt of written notice thereof, provided that there shall be no obligation to provide any additional written notice if the Executive's failure to perform is repeated and the Executive has previously received one (1) or more written notices;

(ii)         intentional acts of dishonesty or willful misconduct by the Executive with respect to the Company;

(iii)        conviction of a felony or violation of any law involving dishonesty, disloyalty, or fraud, or entry of a plea of guilty or nolo contendere to such charge;

(iv)        repeated refusal to perform the reasonable and legal instructions of the Board of Directors;

(v)         material breach of this Agreement or Attachment A;

(vi)        failure to confirm compliance with the Company's Code of Conduct after 10 days' written notice requesting confirmation; or

(vii)       a violation of Section 7(c).

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(f)          Resignation. Except as otherwise provided in Section 3, the Executive may voluntarily resign from employment at any time during the Term: (i) upon 3 months' written notice and in compliance with the provisions of Attachment A; or (ii) immediately in the event the Executive's former employer has formally filed a complaint in court or has formally demanded arbitration, or the Company has determined that the Executive has acted in violation of Section 7(c), but in compliance with the provisions of Attachment A. In such event, the Company shall be relieved of all its obligations under this Agreement, except that the Company shall pay to the Executive that portion of the Base Salary and other compensation and benefits (including, but not limited to, Bonuses in the amount earned pursuant to the Company’s Incentive Plan, unpaid amounts properly submitted for reimbursement and accrued but unused vacation) earned, but unpaid, through the date on which such resignation is effective subject to any irrevocable deferral election then in effect. The Company shall pay these amounts by the earlier of thirty (30) days after the date of Separation from Service and the dates that they would otherwise have been paid under this Agreement.

(g)          Continuance of Obligations. The Executive remains obligated to comply with the Executive's obligations and duties pursuant to Attachment A despite the termination of this Agreement and the Executive's employment for any reason.

(h)          Cooperation. During employment and after the termination of this Agreement and the Executive's employment for any reason, the Executive agrees to reasonably cooperate with and at the request of the Company in the defense or prosecution of any legal matter or claim in which the Company, any of its Affiliates, or any of their past or present employees, agents, officers, directors, attorneys, successors or assigns, may be or become involved and which arises or arose during the Executive's employment. The Executive will be reimbursed for any reasonable out-of-pocket expenses incurred thereby. Such cooperation will be without additional compensation if Executive is then employed by Company and for reasonable mutually agreeable compensation if Executive is not then employed by Company.

(i)          No Disparagement. During employment and after the termination of this Agreement and the Executive's employment for any reason, the Executive agrees that, except as may be required by the lawful order of a court or agency of competent jurisdiction, the Executive will not knowingly take any action or make any statement or disclosure, whether written or oral, that disparages, criticizes, or is otherwise derogatory with respect to the Company or any of its Affiliates, or any of their past or present employees, officers or directors. The Company will not knowingly disparage, criticize or otherwise make any derogatory statements regarding the Executive. For purposes of this Section 8(i) only, the term “Company” means only the Company's executive officers and directors of the Company.

(j)          Directorships. The Executive agrees that the Company may, at any time and for any reason, remove the Executive from any directorship held with any subsidiary of the Company, and such removal will be effective immediately upon written notice to the Executive unless stated otherwise in such notice.

(k)          Power of Attorney. The Company may from time to time grant the Executive specific powers of attorney. The Company may at any time revoke the Executive's power of attorney upon written notification to the Executive. Further, upon termination from the Company for any reason all powers of attorney are immediately and automatically revoked.

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9.          Change in Control. Notwithstanding any other provisions of this Agreement to the contrary:

(a)          Employment Period. If a Change in Control (as defined below) occurs when the Executive is employed by the Company, the Company will continue thereafter to employ the Executive during the period commencing on the date of a Change in Control and ending on the first anniversary of such date (the “Employment Period”) and thereafter in accordance with Section 3 of this Agreement, and the Executive will remain in the employ of the Company in accordance with and subject to the terms and provisions of this Agreement.

(b)          Covered Termination. If there is any termination of the Executive's employment and Separation from Service during the Employment Period by the Company (other than by reason of (i) death pursuant to Section 8(a), (ii) disability pursuant to Section 8(b), or (iii) Cause) or termination by the Executive and Separation from Service for Good Reason as set out in Section 9(h) (a "Covered Termination"), then the Executive shall be entitled to receive, and the Company shall promptly pay, that portion of the Base Salary and other compensation and benefits (including, but not limited to, Bonuses in the amount earned pursuant to the Company’s Incentive Plan, unpaid amounts properly submitted for reimbursement and accrued but unused vacation) earned, but unpaid, through the date of termination. The Company shall pay these amounts by the earlier of thirty (30) days after the date of Covered Termination, and the dates that they otherwise would have been paid under this Agreement. In addition, in lieu of further Base Salary for periods following such termination, as liquidated damages and additional severance pay, the Termination Payment pursuant to Section 9(c) shall be paid to the Executive.

(c)          Termination Payment.

(i)          The “Termination Payment” shall be an amount equal to the sum of: (A) the Executive's Base Salary for twelve (12) months calculated based on the Base Salary paid immediately prior to the termination of the Executive's employment (the “First Base Salary Portion”); plus (B) the Executive's Base Salary for six months calculated based on the Base Salary paid immediately prior to the termination of the Executive's employment (the “Second Base Salary Portion”); plus (C) the Executive's target Bonus calculated by taking the annual target bonus under the Company's Incentive Plan for the Global Leadership Team for the year in which the Covered Termination occurs multiplied by 1.5 (the “Target Bonus Portion”).

Commencing on the first regular pay day after the forty-fifth (45th) day after the date of Covered Termination and on each regular pay day thereafter through the end of the twelve (12) months after the date of Covered Termination, the Company shall pay the First Base Salary Portion in equal installments.

Commencing on the first regular pay day after completion of payment of the installments of the First Base Salary Portion and on each regular pay day thereafter through the end of the eighteen (18) months after the date of Covered Termination, the Company shall pay the Second Base Salary Portion in equal installments.

Commencing on the first regular pay day after the forty-fifth (45th) day after the date of Covered Termination and on each regular pay day thereafter through the end of the eighteen (18) months after the date of Covered Termination, the Company shall pay the Target Bonus Portion in equal installments.

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Notwithstanding the prior provisions for the payment of the First Base Salary Portion and Target Bonus Portion, if the installment payments of the First Base Salary Portion and the Target Bonus Portion payable during the first six (6) months after the date of Covered Termination exceed two times the lesser of (i) the Executive's annualized compensation paid by the Company for the calendar year preceding the calendar year in which the Covered Termination occurs (as adjusted for any increase during that year that was expected to continue indefinitely if the Separation from Service had not occurred), and (ii) the compensation limit in effect pursuant to Code Section 401(a)(17) for the calendar year in which the Covered Termination occurs, then the Company shall delay the payment of such excess. The Company shall pay such excess in a lump sum on the first business day of the seventh (7th) month following the month in which the Covered Termination occurs.

In addition, the Company shall pay interest on the Termination Payment commencing from the date of the Covered Termination. The Company shall pay the interest on the first business day of the seventh (7th) month following the month in which the Covered Termination occurs. The interest rate will be the annual rate of interest announced by the Federal Reserve Board (or any successor thereto) from time to time as the “federal funds rate,” such rate to be determined on the date of the Covered Termination and compounded quarterly.

The installment payments of the Termination Payment made after the first day of the seventh (7th) month following the month in which the Covered Termination occurs are subject to the provisions of Section 9(c)(ii) to (vi).

The Termination Payment shall not be reduced by any present value or similar factor, and the Executive shall not be required to mitigate the amount of the Termination Payment by securing other employment or otherwise, nor will such Termination Payment be reduced by reason of the Executive securing other employment or for any other reason. The Termination Payment shall be in lieu of, and acceptance by the Executive of the Termination Payment shall constitute the Executive's release of any rights of the Executive to, any other cash severance payments under any Company severance plan, policy, or program, or this Agreement.

(ii)         Notwithstanding any other provision of this Agreement, if any portion of the Termination Payment or any other payment under this Agreement, or under any other agreement with or plan of the Company or its Affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this Section 9(c)(ii), result in the imposition on the Executive of an excise tax under Code Section 4999 (the “Excise Tax”), then the Total Payments to be made to the Executive shall either be (A) delivered in full, or (B) delivered in the greatest amount such that no portion of such Total Payment would be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Executive of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax).

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(iii)        Within forty (40) days following a Covered Termination or notice by the Company to the Executive of its belief that there is a payment or benefit due the Executive which will result in an “excess parachute payment,” the Executive and the Company, at the Company's expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel (“National Tax Counsel”) selected by the Company and reasonably acceptable to the Executive (which may be regular outside counsel to the Company), which opinion sets forth (A) the amount of the Base Period Income, (B) the amount and present value of Total Payments, (C) the amount and present value of any excess parachute payments determined without regard to any reduction of the Total Payments pursuant to Section 9(c)(ii), and (D) the net after-tax proceeds to the Executive, taking into account the tax imposed under Code Section 4999 if (X) the Total Payments were reduced in accordance with Section 9(c)(ii) or (Y) the Total Payments were not so reduced. If such National Tax Counsel opinion determines that Section 9(c)(ii)(B) above applies, then the Termination Payment hereunder or any other payment or benefit determined by such counsel to be includable in Total Payments shall be reduced or eliminated so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments). For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Section 280G(d)(3) and (4) (or any successor provisions) of the Code, which determination shall be evidenced in a certificate of such auditors addressed to the Company, the Executive, and National Tax Counsel. The opinion of National Tax Counsel shall be addressed to the Company and the Executive and shall be binding upon the Company and the Executive. If such National Tax Counsel so requests in connection with the opinion required by this Section 9(c)(iii), the Executive and the Company shall obtain, at the Company's expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive solely with respect to its status under Section 280G of the Code and the regulations thereunder.

(iv)        For purposes of this Agreement, (A) the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Section 280G (or any successor provision) of the Code and such “parachute payments” shall be valued as provided therein; (B) present value shall be calculated in accordance with Section 280G(d)(4) (or any successor provision) of the Code; and (C) the Executive shall be deemed to pay federal income tax and employment taxes at the Executive's actual marginal rate of federal income and employment taxation, and state and local income taxes at the Executive's actual marginal rate of taxation in the state or locality of the Executive's domicile (determined in both cases in the calendar year in which the termination of employment or notice described in Section 9(c)(iii) above is given, whichever is earlier), net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes. As used in this Agreement, the term “Base Period Income” means an amount equal to the Executive's “annualized includable compensation for the base period” as defined in Section 280G(d)(1) (or any successor provision) of the Code.

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(v)         The Company agrees to bear all costs associated with, and to indemnify and hold harmless, the National Tax Counsel of and from any and all claims, damages, and expenses resulting from or relating to its determinations pursuant to this Section 9(c), except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.

(vi)        This Section 9(c) shall be amended to comply with any amendment or successor provision to Sections 280G or 4999 of the Code. If such provisions are repealed without successor, then Section 9(c)(ii) to (v) shall be cancelled without further effect.

(d)          Additional Provisions for Covered Termination. If there is a Covered Termination and the Executive is entitled to the Termination Payment, then the Executive shall be entitled to the following additional benefits, payments, and reimbursements:

(i)          The Executive and his eligible dependents shall remain eligible to continue or to elect to continue in the Company's health, dental, and other welfare benefit plans at the same cost as other Company senior executives for eighteen (18) months after the date of Covered Termination, or until the Executive or his eligible dependents are covered by a successor employer's comparable benefit plans (for which the Executive and his eligible dependents are not subject to a pre-existing condition exclusion for the health and dental plans), whichever occurs sooner.

(ii)         To the extent that any benefit plan does not permit continuation of the Executive or his eligible dependents' participation throughout eighteen months after the date of Covered Termination, or that such continuation would violate applicable law or subject the Company to penalties under applicable law, the Company shall provide the Executive on the first business day of each calendar quarter, in advance, with an amount that is equal to the Company's cost of providing such benefits for the period described in Section 9(d)(i).

(iii)        The Company shall provide the Executive with the Outplacement Services.

(iv)        The Company shall bear up to $15,000 in the aggregate during the lifetime of the Executive of fees and expenses of consultants and/or legal or accounting advisors engaged by the Executive to advise the Executive as to matters relating to the computation of benefits due and payable under Section 9(c).

(e)          Anticipatory Termination. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Executive's employment with the Company is terminated (other than a termination due to the Executive's death or as a result of the Executive's disability) during the period of 180 days prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Section 9 such termination of employment shall be deemed a “Covered Termination” and the “Employment Period” shall be deemed to have begun on the date of such termination.

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(f)          Expenses and Interest. If, after a Change in Control of the Company, (i) a dispute arises with respect to the enforcement of the Executive's rights under this Agreement or (ii) any legal or arbitration proceeding shall be brought to enforce or interpret any provision contained herein or to recover damages for breach hereof, in either case so long as the Executive is not acting in bad faith, then the Company shall reimburse the Executive for any reasonable attorneys' fees and necessary costs and disbursements incurred by the Executive during Executive's lifetime as a result of the dispute, legal or arbitration proceeding (the "Expenses") in an amount not to exceed $50,000, and prejudgment interest on any money judgment or arbitration award obtained by the Executive calculated at the rate of interest announced by The Bank of New York, from time to time at its prime or base lending rate from the date that payments to him or her should have been made under this Agreement. Within ten days after the Executive's written request therefor, the Company shall pay to the Executive, or such other person or entity as the Executive may designate in writing to the Company, the Executive's reasonable Expenses in advance of the final disposition or conclusion of any such dispute, legal or arbitration proceeding. Subject to the prior sentence, any reimbursements provided hereunder shall be made promptly (but not later than the last day of the calendar year following the calendar year in which the legal fees or expenses were incurred by the Executive) following the receipt by the Company of a written notice from the Executive requesting such reimbursement, accompanied by documentation substantiating the amount of such fees and expenses.

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(g)          Definition of Change in Control. For purposes hereof, a “Change in Control” shall be deemed to occur on the first to occur of any one of the following events: (a) the consummation of a consolidation, merger, share exchange or reorganization involving the Company, unless such consolidation, merger, share exchange or reorganization is a “Non-Control Transaction” (as defined below); (b) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all, or substantially all, of the assets of the Company (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by the Company of all, or substantially all, of the Company's assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; (c) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (other than (1) the Company, (2) any subsidiary of the Company, (3) a trustee or other fiduciary holding securities under any employee benefit plan (or any trust forming a part thereof) maintained by the Company or any subsidiary or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock in the Company) is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company after the date hereof pursuant to express authorization by the Board that refers to this exception) representing more than 20% of the then outstanding shares of Common Stock or the combined voting power of the Company's then outstanding voting securities; or (d) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, after the election of directors occurs at the Company’s 2015 annual meeting of stockholders, constitute the entire Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors after the election of directors occurs at the Company’s 2015 annual meeting of stockholders or whose appointment, election or nomination for election was previously so approved or recommended; provided, however, that no “Change in Control shall be deemed to have occurred as a result of the change in directors that will occur as of the Company’s 2015 annual meeting of stockholders. Notwithstanding the foregoing, no “Change in Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity that owns all or substantially all of the assets or voting securities of the Company immediately following such transaction or series of transactions. A “Non-Control Transaction” shall mean a consolidation, merger, share exchange or reorganization of the Company in which each of the events described in the following clauses (a), (b), and (c) occur: (a) the stockholders of the Company immediately before such consolidation, merger, share exchange or reorganization beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the outstanding voting securities of the corporation resulting from such consolidation, merger, share exchange or reorganization (the “Surviving Corporation”); (b) the individuals who were members of the Board immediately prior to the execution of the agreement providing for such consolidation, merger, share exchange or reorganization constitute at least 50% of the members of the board of directors of the Surviving Corporation; and (c) no person (other than (1) the Company, (2) any subsidiary of the Company or (3) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any subsidiary) is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company after the date hereof pursuant to express authorization by the Board that refers to this exception) representing more than 20% of the then outstanding shares of the common stock of the Surviving Corporation or the combined voting power of the Surviving Corporation's then outstanding voting securities.

(h)          Good Reason. During the Employment Period, the Executive shall have the right to Separate from Service for Good Reason in connection with a Change in Control of the Company in the event of:

(i)          a material breach of this Agreement by the Company. In furtherance of this clause (i) and not in limitation thereof, Good Reason will not exist due to an isolated, insubstantial and inadvertent failure not occurring in bad faith that the Company remedies promptly after receipt of notice thereof given by the Executive;

(ii)         a material reduction in the Executive's Base Salary, percentage of Base Salary available as incentive compensation or bonus opportunity or benefits, in each case relative to those most favorable to the Executive in effect at any time during the one year period prior to the Change in Control.

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(iii)        the removal of the Executive from, or any failure to reelect or reappoint the Executive to, any of the positions held with the Company on the date of the Change in Control or any other positions with the Company to which the Executive is thereafter be elected, appointed or assigned when such removal or failure constitutes a material diminution of the Executive's authority, duties, or responsibilities. In furtherance of this clause (iii) and not in limitation thereof, Good Reason will not exist if such removal or failure to reelect or reappoint relates to the termination by the Company of the Executive's employment for Cause or by reason of disability pursuant to Section 8(b);

(iv)        a material adverse change, without the Executive's written consent, in the Executive's working conditions or authority, duties, or responsibilities with the Company relative to the most favorable working conditions or authority, duties, or responsibilities in effect during the one year period prior to the Change in Control, including but not limited to (A) a material change in the nature or scope of the Executive's authority, powers, functions, duties or responsibilities, or (B) a material reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements. In furtherance of this clause (iv) and not in limitation thereof, Good Reason will not exist due to an isolated, insubstantial and inadvertent event not occurring in bad faith that the Company remedies within ten (10) days after receipt of notice thereof given by the Executive;

(v)         the relocation of the Executive's principal place of employment to a location more than 50 miles from the Executive's principal place of employment pursuant to Section 2(a) of this Agreement as in effect during the one year period prior to the Change in Control; or

(vi)        the Company requires the Executive to travel on Company business 20% in excess of the average number of days per month the Executive was required to travel during the one year period prior to the Change in Control (or if the Change in Control occurs within one year after the Effective Date, the period the Executive has served as Chief Executive Officer of the Company).

Notwithstanding the foregoing, the Executive ceasing to be the Chief Financial Officer of the Company shall not constitute Good Reason for purposes of this Agreement and no amendment to this Agreement shall be required as a result of such change.

(i)          Funding of Rabbi Trust. Upon a Change in Control, the Company (or its successor) shall transfer to an irrevocable rabbi trust (to the extent not prohibited by Code Section 409A) an amount in cash, determined on an undiscounted basis, which will be sufficient to fund the Company's obligations under Section 9(c).

10.         No Mitigation. The Executive's right to severance (pursuant to Section 8(c)) or the Termination Payment (pursuant to Section 9(c)) is not subject to any requirement that the Executive seek other employment or otherwise attempt in any way to reduce any amounts payable to Executive. Further, the amount payable to the Executive shall not be reduced by any compensation or income earned by the Executive as the result of employment by another employer or self-employment, by retirement benefits or, unless the parties otherwise agree in writing, by offset against any amount claimed to be owed by the Executive to the Company.

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11.         Indemnification. The Company shall to the fullest extent permitted by the Company's certificate of incorporation and bylaws in effect from time to time, subject to the conditions thereof, indemnify Executive against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceedings against him arising by reason of the fact that Executive is or was an agent or employee of the Company.

12.         Severabilitv. Whenever possible, each portion, provision or section of this Agreement will be interpreted in such a way as to be effective and valid under applicable law, but if any portion, provision or section of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other portions, provisions or sections. Rather, this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable portion, provision or section had never been contained herein.

13.         Complete Agreement. This Agreement, including Attachment A, contains the complete agreement and understanding between the parties and supersedes and preempts any prior understanding, agreement or representation by or between the parties, written or oral, including the Hudson Global Executive Employment Agreement, dated May 31, 2013, but excluding any restricted stock award agreements entered into between the Company and the Executive prior to the date hereof, which restricted stock award agreement shall not be modified by this Agreement.

14.         Additional Rights and Causes of Action. This Agreement, including Attachment A, is in addition to and does not in any way waive or detract from any rights or causes of action the Company may have relating to Confidential Information or other protectable information or interests under statutory or common law or under any other agreement.

15.         Governing Law. Notwithstanding principles of conflicts of law of any jurisdiction to the contrary, all terms and provisions to this Agreement are to be construed and governed by the laws of the State of New York without regard to the laws of any other jurisdiction in which the Executive resides or performs any duties hereunder or where any violation of this Agreement occurs.

16.         Successors and Assigns.

(a)          This Agreement will inure to the benefit of and be enforceable by the Company and its successors and assigns. The Executive may not assign the Executive's rights or delegate the Executive's obligations hereunder.

(b)          The Company's and Executive's responsibilities under Sections 8, 9, 10, 11, 13, 14, 15, 16, 17, and 18 will survive termination of this Agreement.

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17.         Waivers. The waiver by either the Executive or the Company of a breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the breaching party.

18.         Withholding. The Company shall be entitled to withhold from amounts to be paid to the Executive hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold. The Company shall be entitled to rely on an opinion of National Tax Counsel if any question as to the amount or requirement of any such withholding shall arise. In addition, if prior to the date of payment of any amount hereunder, the Federal Insurance Contributions Act (“FICA”) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, a payment will be made to the Executive from the cash payments otherwise owing hereunder (without regard to the six-month delay if Executive) equal to the amount needed to pay the Executive's portion of such tax, as well as withholding taxes resulting therefrom (including the additional taxes attributable to the pyramiding of such distributions and taxes), and any subsequent payment shall be reduced accordingly.

19.         Compliance with Code Section 409A.

(a)          This Agreement shall be construed, interpreted, and administered in a manner so that the benefits, payments, and reimbursements under this Agreement or the plans, policies, or programs referred to in this Agreement that are nonqualified deferred compensation under Code Section 409A will satisfy the requirements of Code Section 409A and will not result in the imposition of additional tax under Code Section 409A.

(b)          Each payment of compensation under this Agreement shall be treated as a separate payment for purposes of Code Section 409A. Any series of installment payments shall be treated as a right to a series of separate payments, and not one of a series of payments treated as a single payment for purposes of Code Section 409A.

(c)          To the extent that any benefits, payments, and reimbursements under this Agreement or the plans, policies, or programs referred to in this Agreement are nonqualified deferred compensation under Code Section 409A, are paid or provided during the six (6) months after the date of Separation from Service, and are paid or provided by virtue of the Executive's Separation from Service, the Company shall take the following actions. If the Executive is a specified employee on the date of Separation from Service, and to the extent not otherwise provided in this Agreement or the plans, policies, or programs referred to in this Agreement, the Company shall withhold these benefits, payments, and reimbursements from the date of Separation from Service through the end of the sixth month after the date of Separation from Service (the “Mandatory Holdback Period”). The Company shall pay and provide these benefits, payments, and reimbursements in a single lump sum on the first business day of the seventh (7th) month after the date of Separation from Service, or if earlier, no later than thirty days after the date of the Executive's death after the date of Separation from Service (the “Mandatory Delayed Payment Date”). If the Company withholds any in-kind benefit or reimbursement during the Mandatory Holdback Period, the Executive may pay the provider of the benefit or service, and receive reimbursement on the Mandatory Delayed Payment Date.

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(d)          All reimbursements and in kind benefits made to the Executive that are nonqualified deferred compensation under Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement or if no such period is specified, during the Executive's lifetime, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(e)          The definitions of Good Reason in Sections 8(c) and 9(h) of this Agreement are intended to satisfy the requirements of Treasury Regulation Section 1.409A-1(n)(2) so that Separation from Service or Covered Termination for Good Reason will be treated as an involuntary Separation from Service under Code Section 409A.

(f)          The Executive acknowledges that to avoid an additional tax on payments that may be payable under this Agreement and that constitute deferred compensation that is not exempt from Code Section 409A, the Executive must make a reasonable, good faith effort to collect any payment or benefit to which Executive believes Executive is entitled hereunder no later than ninety (90) days of the latest date upon which the payment could under this Agreement could have been timely paid pursuant to Code Section 409A, and if not paid or provided, take further enforcement measures within 180 days after such latest date.

(g)          The provisions of this Section 19 control over any conflicting provisions of this Agreement, or the plans, policies, or programs referred to in this Agreement.

20.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

THE COMPANY AND THE EXECUTIVE ACKNOWLEDGE THAT:

(a)          EACH HAS CAREFULLY READ THIS AGREEMENT;

(b)          EACH UNDERSTANDS ITS TERMS;

(c)          ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND THE EXECUTIVE RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT; AND

(d)          EACH HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE OTHER, OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Stephen A. Nolan	Hudson Global, Inc.

/s/ Stephen A. Nolan	/s/ Latham Williams
Signature of Executive	Name: Latham Williams
Title: Corporate Secretary
Stephen A. Nolan
Print Name of Executive

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Attachment A

CONFIDENTIALITY, NON-SOLICITATION

AND WORK PRODUCT ASSIGNMENT AGREEMENT,

AND MUTUAL AGREEMENT TO ARBITRATE CLAIMS

As a material inducement to and in consideration of executive's employment by Hudson Global, Inc. and/or its affiliates or successors (individually and collectively, "Hudson"),2 Stephen A. Nolan (the “Executive”) agrees as follows:

1.            Confidential Information

1.1         Definition.

“Confidential Information” consists of all information or data relating to the business of Hudson, including but not limited to, business and financial information; new product development and technological data; personnel information and the identities of employees; the identities of clients and suppliers and prospective clients and suppliers; client lists and potential client lists; development, expansion and business strategies, plans and techniques; computer programs, devices, methods, techniques, processes and inventions; research and development activities; trade secrets as defined by applicable law and other materials (whether in written, graphic, audio, visual, electronic or other media, including computer software) developed by or on behalf of Hudson which is not generally known to the public, which Hudson has and will take precautions to maintain as confidential, and which derives at least a portion of its value to Hudson from its confidentiality. Additionally, Confidential Information includes information of any third party doing business with Hudson (actively or prospectively) that Hudson or such third party identifies as being confidential. Confidential Information does not include any information already known to the Executive prior to any discussions with employees or directors of Hudson or information that is in the public domain or otherwise publicly available (other than as a result of a wrongful act by the Executive or of an agent or other employee of Hudson about which the Executive knew or should have known).

1.2         Agreement to Maintain the Confidentiality of Confidential Information.

The Executive acknowledges that, as a result of Executive's employment by Hudson, Executive will have access to such Confidential Information and to additional Confidential Information which may be developed in the future. The Executive acknowledges that all Confidential Information is the exclusive property of Hudson, or in the case of Confidential Information of a third party, of such third party. The Executive agrees to hold all Confidential Information in trust for the benefit of the owner of such Confidential Information. The Executive further agrees that Executive will use Confidential Information for the sole purpose of performing Executive's work for Hudson, and that during Executive's employment with Hudson, and at all times after the termination of that employment for any reason, the Executive will not use for Executive's benefit, or the benefit of others, or divulge or convey to any third party any Confidential Information obtained by the Executive during Executive's employment by Hudson, unless it is pursuant to Hudson's prior written permission.

2 Any reference in this Agreement to Hudson will be a reference also to each of its officers, directors, employees and agents, all subsidiary and affiliated entities, all benefit plans and benefit plans’ sponsors and administrators, fiduciaries, affiliates, and all successors and assigns of any of them.

1.3         Return of Property.

The Executive acknowledges that Executive has not acquired and will not acquire any right, title or interest in any Confidential Information or any portion thereof. The Executive agrees that upon termination of Executive's employment for any reason, Executive will deliver to Hudson immediately, but in no event later that the last day of Executive's employment, all documents, data, computer hardware, computer programs and all other materials, and all copies thereof, including but not limited to copies of data in electronic form such as disks, tape or media cards, that were obtained or made by the Executive during Executive's employment with Hudson, which contain or relate to Confidential Information and will destroy all electronically stored versions of the foregoing. The Executive retains the right to retrieve and retain personal information.

2.          Disclosure and Assignment of Inventions and Creative Works

The Executive agrees to promptly disclose in writing to Hudson all inventions, ideas, discoveries, developments, improvements and innovations (collectively "Inventions"), whether or not patentable and all copyrightable works, including but not limited to computer software designs and programs ("Creative Works") conceived, made or developed by the Executive, whether solely or together with others, during the period the Executive is employed by Hudson. The Executive agrees that all Inventions and all Creative Works, whether or not conceived or made during working hours, that: (a) relate directly to the business of Hudson or its actual or demonstrably anticipated research or development, or (b) result from the Executive's work for Hudson, or (c) involve the use of any equipment, supplies, facilities, Confidential Information, or time of Hudson, are the exclusive property of Hudson. The Executive hereby assigns and agrees to assign all right, title and interest in and to all such Inventions and Creative Works to Hudson. The Executive understands that Executive is not required to assign to Hudson any Invention or Creative Work for which no equipment, supplies, facilities, Confidential Information or time of Hudson was used, unless such Invention or Creative Work relates directly to Hudson's business or actual or demonstrably anticipated research and development, or results from any work performed by the Executive for Hudson.

3.            Future Restrictions and Notice

3.1         Non-Solicitation of Clients.

During the period of the Executive's employment with Hudson and for a period of one year from the date of termination of such employment for any reason, the Executive agrees that Executive will not, directly or indirectly, for the Executive's benefit or on behalf of any person, corporation, partnership or entity whatsoever, call on, solicit, perform services for, interfere with or endeavor to entice away from Hudson any client to whom Executive provides services at any time during the 12 month period preceding the date of termination of the Executive's employment with Hudson, or any prospective client to whom Executive had made a presentation at any time during the 12 month period preceding the date of termination of Executive's employment with Hudson; provided, however, that this Section 3.1 shall not preclude the Executive from providing services to any such client or prospective client that are beyond the scope of the services that Hudson provides to its clients.

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3.2         Non-Solicitation of Employees.

For a period of one year after the date of termination of Executive's employment with Hudson for any reason, the Executive agrees that Executive will not, directly or indirectly, hire, attempt to hire, solicit for employment or encourage the departure of any employee of Hudson, to leave employment with Hudson, or any individual who was employed by Hudson as of the last day of the Executive's employment with Hudson.

3.3         Notice to New Employer

For a period of one year after the date of termination of Executive's employment with Hudson for any reason, the Executive agrees that Executive will bring the terms of this agreement to the attention of Executive's new employer.

4.            Agreement to Arbitrate

4.1         Acknowledgment.

Hudson and the Executive (together the “Parties”) further recognize that differences may arise between either of them after or during Executive's employment with Hudson.

The Parties understand and agree that by entering into this agreement to arbitrate claims, each anticipates gaining the benefit of arbitration as a speedy, impartial dispute-resolution procedure, and understands and agrees that both are voluntarily consenting to forego other types of litigation, except as specifically listed below in Section 4.3. Executive acknowledges that Executive's agreement to submit to arbitration as described in this Agreement is in consideration of and is a material inducement to Executive's employment by Hudson.

4.2         Claims Covered by this Agreement.

Hudson and Executive mutually consent to the resolution by arbitration of all claims or controversies (tort, contract or statutory), whether or not arising out of Executive's employment (or its termination), that Hudson may have against Executive or that Executive may have against Hudson ("claims"). The claims covered by this Agreement include, but are not limited to, claims for wages, bonuses, overtime pay, or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims, including but not limited to, defamation, wrongful termination, invasion of privacy and intentional infliction of emotional distress; claims for discrimination (including, but not limited to, race, sex, religion, national origin, age, marital status, or medical condition or disability), harassment and/or retaliation; claims for benefits or the monetary equivalent of benefits (except where an employee benefit or pension plan specifies that its claims procedure is subject to an arbitration procedure different from this one); and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance, except claims excluded in the following Section 4.3.

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4.3         Claims Not Covered by the Agreement.

Claims not covered by this Agreement include claims that Executive may have now or in the future for workers' compensation or unemployment benefits. Also not covered are claims by Hudson based on criminal acts of Executive, and claims for injunctive or other equitable relief for: (a) breach or threatened breach of any non-solicitation, confidentiality and/or patent or invention assignment agreements; (b) unfair competition; or (c) the misappropriation, use and/or unauthorized disclosure of trade secrets or confidential information, as to each of which Executive understands and agrees that Hudson may immediately seek and obtain relief from a court of competent jurisdiction. Employee may seek a declaratory judgment from a court of competent jurisdiction with regard to any claims or allegations relating to the (a) breach or threatened breach of any non-solicitation, confidentiality, and/or patent or invention assignment agreements, (b) unfair competition; or (c) the misappropriation, use and/or unauthorized disclosure of trade secrets or confidential information.

4.4         Arbitration Procedures.

Hudson and Executive agree that, except as provided in this Agreement, any arbitration shall be in accordance with the then-current employment dispute rules of the American Arbitration Association (“AAA”).

The arbitrator shall render a written award and opinion in the form typically rendered in arbitrations. The award shall be final and binding.

4.5         Arbitration Fees and Costs.

Hudson will pay the reasonable fees and costs of the arbitrator. Hudson and Executive will each pay its and Executive's costs and attorneys' fees, if any. However, if either Party prevails on a statutory claim that affords the prevailing party attorneys' fees, the arbitrator may award reasonable fees to the prevailing Party.

4.6         Requirements for Modification or Revocation.

This Agreement to arbitrate shall survive the termination of Executive's employment. It may only be revoked or modified by a writing signed by the parties which specifically states an intent to revoke or modify this Agreement.

4.7         Sole and Entire Agreement.

This is the complete agreement of the parties on the subject of arbitration of disputes except for any arbitration agreement in connection with any pension or benefit plan. This Agreement supersedes any prior or contemporaneous oral or written understanding on the subject, not including the Executive's Employment Agreement with Hudson, into which this Agreement is incorporated. Executive is not relying on any representations, oral or written, on the subject of the effect, enforceability or meaning of this Agreement, except as specifically set forth in this Agreement.

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4.9         Construction.

If any provision, portion or section of this Agreement is judged to be void or otherwise unenforceable, in whole or in part, such judgment will not affect the validity of the remainder of this Agreement.

4.10       Not an Employment Agreement.

This Agreement is not, and shall not be construed to create, any contract of employment or guarantee of employment for any specific time or under any specific terms or conditions, express or implied.

5.            Miscellaneous

5.1         Enforcement.

If, at the time of enforcement of this Agreement, a court holds that any of the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area deemed reasonable under such circumstances will be substituted for the stated period, scope or area as contained in this Agreement. Because money damages may be an inadequate remedy for any breach of the Executive's obligations under this Agreement, in the event the Executive breaches or threatens to breach this Agreement, Hudson, or any successors or assigns, may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance, or injunctive or other equitable relief in order to enforce or prevent any violations of this Agreement.

5.2         Severability.

Whenever possible, each provision of this Agreement will be interpreted in such a way as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under my applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provisions, but this Agreement and/or such provision will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

5.3         Additional Rights and Causes of Action.

This Agreement is in addition to and does not in any way waive or detract from any rights or causes of action Hudson or Executive may have relating to Confidential Information or other protectable information or interests under statutory or common law or under any other agreement.

5.4         Governing Law.

Notwithstanding principles of conflicts of law of any jurisdiction to the contrary, all terms and provisions to this Agreement are to be construed and governed by the laws of the State of New York without regard to the laws of any other jurisdiction wherein the Executive resides or performs any duties hereunder or where any violation of this Agreement occurs. Any arbitration or mediation will take place in the City of New York, New York. The venue for any litigation permitted by this Agreement will be the state courts located in the City of New York, New York or the United States District Court for the Southern District of New York.

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5.5         Successors and Assigns.

The Agreement will inure to the benefit of and be enforceable by Hudson and its successors and assigns. The Executive may not assign the Executive's rights or delegate the Executive's obligations hereunder.

5.6         Waivers.

The waiver by either the Executive or Hudson of a breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the breaching party.

HUDSON AND EXECUTIVE ACKNOWLEDGE THAT:

(a)	EACH HAS CAREFULLY READ THIS AGREEMENT;

(b)	EACH UNDERSTANDS ITS TERMS;

(c)	ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN HUDSON AND EXECUTIVE RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT; AND

(d)	EACH HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE OTHER, OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS BEEN GIVEN SUFFICIENT TIME AND OPPORTUNITY TO CONSIDER WHETHER TO SIGN THIS AGREEMENT AND EXECUTIVE HAS NOT BEEN FORCED OR COERCED INTO SIGNING THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have executed this Confidentiality Agreement and Mutual Agreement to Arbitrate Claims.

Stephen A. Nolan	Hudson Global, Inc.

/s/ Stephen A. Nolan	/s/ Latham Williams
Signature of Executive	Name: Latham Williams
Title: Corporate Secretary

Stephen A. Nolan
Print Name of Executive

May 18, 2015
Date

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